UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

January 11, 2011

Date of Report (Date of earliest event reported)

ELITE PHARMACEUTICALS, INC.

(Exact name of Company as specified in its charter)

Delaware	001-15697	22-3542636
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

165 Ludlow Avenue, Northvale, New Jersey 07647

(Address of principal executive offices)

(201) 750-2646

(Company’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Pursuant to that certain Strategic Alliance Agreement, dated as of March 18, 2009, by and among Elite Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), on the one hand, and Epic Pharma, LLC, a Delaware limited liability company (the “Parent”), and Epic Investments, LLC, a Delaware limited liability company (the “Subsidiary”, and together with the Parent, “Epic”), on the other hand, as amended by that certain Amendment, dated as of April 30, 2009, by and among, the Registrant, the Parent and the Subsidiary, as further amended by that certain Second Amendment, dated as of June 1, 2009, by and among the Registrant, and the Parent, the Subsidiary, Ashok G. Nigalaye and Jeenarine Narine, as further amended by that certain Amendment Agreement, dated as of June 25, 2010, by and among the Registrant, the Parent and the Subsidiary (as amended, the “Strategic Alliance Agreement”), the Registrant agreed to issue to the Subsidiary, and the Subsidiary agreed to purchase from the Registrant, 1,000 additional shares of the Company’s Series E Convertible Voting Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), and a warrant (the “Warrant”) to purchase 40,000,000 shares of its Common Stock, par value $0.01 per share, at an exercise price of $0.025 per share, on or before December 31, 2010 (the “Closing Date”), for aggregate cash consideration of $1,000,000 (such payment, the “Consideration”).

The Subsidiary did not pay the Consideration to the Registrant on or before the Closing Date.  On January 4, 2011, the Registrant sent a written request to Epic for payment of the Consideration in accordance with its obligations under the Strategic Alliance Agreement.

On January 6, 2011, Epic responded to such request stating that, as a result of the complaint filed against the Registrant by The PharmaNetwork, LLC (“TPN”) on or about September 3, 2010 in the Superior Court of New Jersey Chancery Division: Bergen County (Docket No. C-272-10), with an amendment of such complaint being filed on or about September 24, 2010 (the “TPN Complaint”), one or more of the conditions to the Subsidiary’s performance under the Strategic Alliance Agreement may not have been satisfied.  As a result of the filing of the TPN Complaint and the pending litigation related thereto (the “TPN Litigation”), Epic stated that it does not have the requisite information regarding the status of the TPN Litigation to evaluate the impact that the TPN Litigation may have on the closing of the payment of the Consideration by the Subsidiary to the Registrant. Epic requested the Registrant to provide it with further details regarding the TPN Litigation and any other pending litigations or proceedings before it will pay the Consideration to the Registrant under the Strategic Alliance Agreement.

On January 11, 2011, the Registrant informed Epic in writing that it does not believe pendency of the TPN Litigation results in the condition set forth in Section 2.11(b)(ix) of the Strategic Alliance Agreement failing to be satisfied. The Registrant intends to continue discussions with the Parent and the Subsidiary and provide such information as may be necessary to establish that all conditions to the Subsidiary’s purchase of the additional 1,000 shares of Series E Preferred Stock and the Warrant under the Strategic Alliance Agreement have been satisfied.

In addition, pursuant to the Strategic Alliance Agreement, within 10 business days following the last day of each calendar quarter, the Subsidiary agreed to purchase from the Registrant 62.5 shares of Series E Preferred Stock (such shares, the “Additional Shares”, and closings of such purchase, “Additional Closing”) for $62,500 (such amount, the “Additional Consideration”). As of the date hereof, Additional Closings have not been conducted for, and the Subsidiary has not paid Additional Consideration for Additional Shares in connection with, the calendar quarters ending September 30, 2010 or December 31, 2010

The Registrant disputes the claims set forth in the TPN Complaint and it believes the lawsuit is without merit and intends to vigorously defend against them.  On or about October 14, 2010, the Registrant filed its response to the TPN Complaint and two counterclaims.  The first counterclaim asserts TPN’s breach of contract and seeks monetary damages in the sum of an amount no less than $1.125 million, plus interest.  The second counterclaim asserts TPN’s breach of its obligation of good faith and fair dealing to the Registrant and seeks monetary damages in the sum of an amount no less than $1.125 million, plus interest.  The case is presently in discovery stage.

Item 9.01          Financial Statements and Exhibits

a)	Not applicable.

b)	Not applicable.

c)	Not applicable.

d)	Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2011

ELITE PHARMACEUTICALS, INC.

By:	/s/ Chris Dick
Name: Chris Dick
Title:	President & Chief Operating Officer